Exhibit 99.1

Investor/Media Contacts:

Robert J. Cierzan, Vice President, Finance

Sylvia J. Castle, Investor Relations

(858) 513-1801

FOR IMMEDIATE RELEASE

ALDILA DECLARES A $5.00 PER SHARE SPECIAL CASH DIVIDEND

AND SIGNS CREDIT FACILITY FOR UP TO $15 MILLION

Poway, CA, February 11, 2008 – Aldila, Inc. (NASDAQ:GM:ALDA) announced today that its Board of Directors has declared a special cash dividend of $5.00 per share to be paid on March 10, 2008 to shareholders of record as of February 25, 2008.  The Company also announced today that it has signed a credit facility with Key Bank National Association (“Key Bank”).  The Company plans to use borrowings from the credit facility, plus funds on hand from its previously announced sale of its 50% interest in Carbon Fiber Technology LLC, to pay this special dividend and provide future working capital coverage when and if needed.

Since May of 2004 Aldila has declared approximately $46.2 million in dividends, including the special dividend announced today and special dividends of $1.00 per share paid on June 21, 2005 and December 16, 2005.

Aldila also reported that its Board of Directors will continue to consider payment of quarterly dividends at each quarterly Board Meeting, subject to the continued positive financial performance.  Aldila began paying a $0.05 dividend in June of 2004 and has paid a quarterly dividend of $0.15 per share since September 17, 2005.

The Company has also continued to invest in itself during this period, spending approximately $13.6 million in capital expenditures, including building a state-of-the-art new manufacturing facility in Vietnam and expanding its composite prepreg and film capabilities.  In addition, the Company has returned $8.2 million to shareholders in the form of stock buyback programs during this period.

The credit facility with Key Bank of Ohio allows the Company to borrow up to $15.0 million during the next five years.  This credit facility is a combination of a term loan and a revolving loan.  The term loan is due and payable in five years.

This press release contains forward-looking statements based on our expectations as of the date of this press release.  These statements necessarily reflect assumptions that we make in evaluating our expectations as to the future.  They also necessarily are subject to risks and uncertainties.  Our actual future performance and results could differ from that contained in or suggested by these forward-looking statements as a result of a variety of factors.  Our filings with the Securities & Exchange Commission present a detailed discussion of the principal risks and uncertainties related to our future operations, in particular under “Business Risks” in Part I, Item 1, of our Annual Report on Form 10-K for the year ended December 31, 2006, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part I, Item 7, of the Form 10-K.

Aldila is a leader among manufacturers of high performance graphite golf shafts used in clubs assembled and marketed throughout the world by major golf club companies, component distributors and custom clubmakers.  Aldila also manufactures composite prepreg material for its golf shaft business and external sales.

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